TREDEGAR REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--March 11, 2022--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth quarter and full year financial results for the period ended December 31, 2021.
Fourth quarter 2021 net income from continuing operations was $21.4 million ($0.63 per diluted share) compared to     $6.5 million ($0.19 per diluted share) in the fourth quarter of 2020. Net income from ongoing operations, which excludes special items, was $6.2 million ($0.18 per diluted share) in the fourth quarter of 2021 compared to $9.7 million ($0.29 per diluted share) in the fourth quarter of 2020.
Full year 2021 net income from continuing operations was $57.9 million ($1.72 per diluted share) compared to net loss from continuing operations of $16.8 million ($0.51 per diluted share) in 2020. Net income from ongoing operations was $39.6 million ($1.18 per diluted share) in 2021 compared to $50.8 million ($1.51 per diluted share) in 2020. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three months and year ended December 31, 2021 and 2020, is provided in Note (a) of the Notes to the Financial Tables in this press release.
Fourth Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions of $10.9 million was $2.8 million lower than the fourth quarter of 2020
•EBITDA from ongoing operations for PE Films of $6.7 million was $4.5 million lower than the fourth quarter of 2020
•EBITDA from ongoing operations for Flexible Packaging Films of $6.4 million was $1.7 million lower than the fourth quarter of 2020
John Steitz, Tredegar’s president and chief executive officer, said, “We continue to manage through supply chain and inflation issues at each of our businesses. At Bonnell Aluminum, production challenges and inefficiencies persist from labor shortages. On the bright side, orders and backlog remain robust. In addition, we recently approved the implementation of new enterprise resource planning and manufacturing execution systems that will replace existing systems that are over 30 years old. This highly strategic two-year project includes estimated capital expenditures of $28 million and expenses of $3 million, which we estimate will generate operational and commercial benefits, including higher yield, productivity and other improvements, of approximately $9 million annually once the systems are fully implemented and functioning.”
Mr. Steitz continued, “PE Films continues to focus on generating new business to offset profit declines from previously announced product transitions and margin pressures. Terphane had another stellar performance in 2021 despite a very competitive marketplace.”
Mr. Steitz further stated, “Debt, net of cash, declined by approximately $80 million during 2021. In addition to generating strong cash flow from operations after paying dividends, we received cash of $47.1 million at the end of December from the sale of our investment in kaléo. On February 10, 2022, we announced the use of $50 million of revolver borrowings for a contribution to our frozen pension plan in conjunction with the initiation of a process to terminate and settle the plan. This action should remove risk from our balance sheet while preserving retirement benefits that are due to participants.”
THE IMPACT OF COVID-19 AND RELATED FINANCIAL CONSIDERATIONS
Essential Business and Employee Considerations
The Company’s priorities during the coronavirus (“COVID-19”) pandemic continue to be to protect the health and safety of employees while keeping its manufacturing sites open due to the essential nature of many of its products. The Company has continued to manufacture the full range of products at its facilities.
The Company’s protocols to protect the health and well-being of its employees from COVID-19 continue to evolve as the Centers for Disease Control, the Office of the Surgeon General and other state and local health departments learn more about the virus and its variants. Consistent with recommendations and mandates from government agencies and health authorities, the Company has implemented multiple layers of COVID-19 protections and interventions.
The Company has engaged in an education campaign that provides employees with the most accurate and up-to-date information related to COVID-19 vaccines and has offered different monetary and/or time-away-from-work incentives to encourage employees to get vaccinated with the primary dose(s) and to get a booster shot once eligible. The Company will continue to monitor available information to assess safeguards that may be taken to try to prevent a COVID-19 outbreak in the workplace.
Aluminum Extrusions, also known as Bonnell Aluminum, continues to experience higher than normal absenteeism and hiring difficulties, which it attributes to COVID-19-related factors, including high COVID-19 transmission rates in the geographic areas where its plants are located. While the average number of direct labor employees at Bonnell Aluminum facilities increased approximately 9% in the fourth quarter of 2021, compared with the abnormally low levels related to the pandemic in the second and third quarters of 2020, there continues to be a shortage of labor to meet existing demand and desired shipment levels. Moreover, onboarding new employees has resulted in higher hiring and training costs and labor inefficiencies in 2021 versus last year.
All three of the Company's business segments are managing through supply chain disruptions and escalating costs, including raw material cost increases, shortages, transportation cost increases and delays. To offset growing cost pressures, Bonnell Aluminum implemented a selling price increase effective January 3, 2022, which followed two price increases in 2021. In response to unprecedented cost increases and supply issues for polyethylene and polypropylene resin, PE Films implemented a quarterly resin cost pass-through mechanism, effective July 1, 2021, for all products and customers not previously covered by such arrangements. Flexible Packaging Films, which is also known as Terphane, which is headquartered in Brazil, continues to monitor cost escalations to adjust selling prices as market dynamics permit.
Financial Considerations
Approximately 58% of Bonnell Aluminum’s sales volume in 2021 was related to building and construction (“B&C”) markets (non-residential B&C of 51% and residential B&C of 7%). Non-residential B&C volume started to decline in the fourth quarter of 2020 after the fulfillment of contracts that existed at the start of the COVID-19 pandemic. Market demand in this sector has recently been strong but not fully realized in Bonnell Aluminum's fourth quarter and full year 2021 results due to pandemic-related labor shortages and resulting production inefficiencies. Non-residential B&C volume declined 4% versus the fourth quarter of 2020 and 11% versus full year 2020. However, current bookings and backlog remain at record high levels which the Company believes will bode well for future results when production constraints are alleviated.
The Surface Protection component of PE Films had record EBITDA from ongoing operations in 2020 but experienced a decline in volume in 2021, primarily related to a previously disclosed customer product transition unrelated to the pandemic. In addition, the lag in the pass-through of significant pandemic-related increases in resin costs, and some of such cost increases incurred prior to mid-year that will not be recovered even on a lagging basis, have adversely impacted PE Films’ profitability in 2021.
At Terphane, the Company believes that the pandemic-related surge in demand for flexible packaging films that began in early 2020 returned to lower pre-pandemic levels during the second quarter of 2021.
OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: B&C, automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of fourth quarter and full year results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2021	2020	% Change	2021	2020	% Change
Sales volume (lbs)	44,576	46,408	(3.9)%	183,367	186,391	(1.6)%
Net sales	$144,832	$116,145	24.7%	$539,325	$455,711	18.3%
Ongoing operations:
EBITDA	$10,886	$13,641	(20.2)%	$55,948	$55,137	1.5%
Depreciation & amortization	(4,210)	(4,771)	11.8%	(16,272)	(17,403)	6.5%
EBIT*	$6,676	$8,870	(24.7)%	$39,676	$37,734	5.1%
Capital expenditures	$6,957	$5,547		$18,914	$10,260
* See the attached net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.

Fourth Quarter 2021 Results vs. Fourth Quarter 2020 Results
Net sales (sales less freight) in the fourth quarter of 2021 increased by 24.7% versus 2020 primarily due to an increase in average selling prices to cover significantly higher aluminum raw material costs and higher operating costs, partially offset by lower sales volume. Sales volume in the fourth quarter of 2021 decreased by 3.9% versus 2020. Sales volume in the specialty market, which represented 34% of total volume in 2021, increased 6.6% in the fourth quarter of 2021 versus 2020. Sales volume in the automotive market, which represented 8% of total volume in 2021, declined 36.1% versus the fourth quarter of 2020. A portion of the decline in automotive volume was attributed to supply chain issues in the automotive industry. Non-residential B&C sales volume, which represented 51% of 2021 volume, declined 4% in the fourth quarter of 2021 versus 2020, primarily due to COVID-19-related labor shortages. See “The Impact of COVID-19 and Related Financial Considerations” section above for more information on business conditions.
EBITDA from ongoing operations in the fourth quarter of 2021 decreased by $2.8 million in comparison to the fourth quarter of 2020. The decline is primarily due to higher labor and employee-related costs ($2.4 million) and other operating costs ($1.1 million), lower labor productivity ($1.0 million), higher freight rates ($0.9 million) and higher selling, general and administrative expenses ($1.6 million), partially offset by higher pricing ($3.4 million net of the pass-through of aluminum raw material costs). In addition, the timing of the flow through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at lower prices in a quickly rising commodity pricing environment, resulted in a benefit of $1.1 million in the fourth quarter of 2021 versus a benefit of $0.6 million in the fourth quarter of 2020. See discussion of Quantitative and Qualitative Disclosures About Market Risk in Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (“Form 10-K”) for additional information on aluminum price trends.
Full Year 2021 Results vs. Full Year 2020 Results
Net sales in 2021 increased by 18.3% versus 2020. The annual increase in net sales was primarily due to an increase in average selling prices to cover significantly higher aluminum raw material costs and higher operating costs, partially offset by lower sales volume. Sales volume in 2021 decreased by 1.6% versus 2020. Increased shipments in the specialty sector were offset by declines in B&C and automotive markets. All end markets served within the specialty sector experienced growth. The Company believes that declines in the non-residential B&C market resulted mainly from COVID-19-related labor shortages, with a portion of the decline in automotive sales volume associated with supply chain issues in the automotive industry.
EBITDA from ongoing operations in 2021 increased by $0.8 million versus 2020 due to higher pricing ($13.6 million net of the pass-through of aluminum raw materials costs), partially offset by higher labor and employee-related costs ($7.2 million) and other inflationary operating costs such as higher supply expenses ($6.4 million), lower labor productivity ($1.6 million), higher freight expenses ($3.2 million) and higher selling, general and administrative costs ($3.2 million). In addition, the timing of the flow through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at lower prices in a quickly rising commodity pricing environment, resulted in a benefit of $6.9 million in 2021 versus a charge of $1.3 million in 2020.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $30 million in 2022, including $15 million for new enterprise resource planning and manufacturing execution systems (“ERP/MES”), $6 million for infrastructure upgrades at the facilities located in Niles, Michigan, Carthage, Tennessee and Newnan, Georgia, and $3 million for other strategic projects. The ERP/MES project is expected to cost $28 million over a two-year time span. In addition to strategic projects, approximately $6 million will be required to support continuity of current operations. Depreciation expense is projected to be $14 million in 2022. Amortization expense is projected to be $3 million in 2022.
PE Films
PE Films produces surface protection films, polyethylene overwrap films and films for other markets. All historical results for the Personal Care component, which was sold in the fourth quarter of 2020, have been presented as discontinued operations. The Surface Protection component of the PE Films segment now includes the packaging lines and operations located at the Pottsville, Pennsylvania manufacturing site (“Pottsville Packaging”), which was previously reported within the Personal Care component of PE Films. A summary of fourth quarter and full year results for PE Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2021	2020	% Change	2021	2020	% Change
Sales volume (lbs)	9,363	11,827	(20.8)%	39,429	45,175	(12.7)%
Net sales	$31,035	$35,843	(13.4)%	$118,920	$139,288	(14.6)%
Ongoing operations:
EBITDA	$6,659	$11,179	(40.4)%	$27,694	$45,107	(38.6)%
Depreciation & amortization	(1,582)	(1,894)	16.5%	(6,263)	(6,762)	7.4%
EBIT*	$5,077	$9,285	(45.3)%	$21,431	$38,345	(44.1)%
Capital expenditures	$240	$1,147		$2,997	$6,024
* See the attached net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Fourth Quarter 2021 Results vs. Fourth Quarter 2020 Results
Net sales decreased by $4.8 million in the fourth quarter of 2021 versus the fourth quarter of 2020, primarily due to lower volume in Surface Protection for products unrelated to previously disclosed customer product transitions. Sales volume in Surface Protection declined 35% versus a particularly strong fourth quarter of 2020. The Company believes that this lower volume was primarily due to customer inventory corrections, customer production slowdowns associated with COVID-19-related factors, and a slowdown in the television market.
EBITDA from ongoing operations in the fourth quarter of 2021 decreased by $4.5 million versus the fourth quarter of 2020, primarily due to:
•A $6.8 million decrease from Surface Protection associated with lower sales and unfavorable mix for products unrelated to previously disclosed customer product transitions ($4.7 million), lower sales associated with the customer product transitions ($0.2 million), higher freight and packaging expense ($0.9 million), the pass-through lag associated with higher resin costs ($0.4 million), and lower productivity ($0.4 million);
•A $1.6 million increase from Pottsville Packaging primarily related to favorable sales mix ($0.4 million), a benefit from the pass-through lag associated with higher resin costs (benefit of $0.1 million in the fourth quarter of 2021 versus a charge of $0.2 million in the fourth quarter of 2020), and a benefit from inventories accounted for under the first-in first-out method (benefit of $0.5 million versus a charge of $0.5 million in the fourth quarter of 2020); and
•A $1.1 million favorable variance associated with the divestiture of Bright View Technologies at the end of 2020.
See discussion of Quantitative and Qualitative Disclosures About Market Risk in Item 7 of the Form 10-K for additional information on resin price trends.
Customer Product Transitions and Other Factors in Surface Protection
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications would be made obsolete by customer product transitions to less costly alternative processes or materials. The Company estimates that these transitions, which principally relate to one customer, adversely impacted EBITDA from ongoing operations for PE Films by $14.8 million during 2021 versus 2020. A further decline of $7 million in EBITDA from ongoing operations due to the transitions is expected in 2022 versus 2021, at which time the transitions are expected to be complete.
The Surface Protection business is also experiencing competitive pricing pressures, unrelated to the customer product transitions, that are expected to adversely impact EBITDA from ongoing operations by approximately $6 million in 2022 versus 2021. To offset the expected adverse impact of the customer transitions and pricing pressures, the Company is aggressively pursuing and making progress in generating contribution from sales of new surface protection products, applications and customers and driving production efficiencies and cost savings. Annual contribution to EBITDA from ongoing operations for PE Films from sales of products unrelated to previously disclosed customer product transitions increased $7 million for the two-year period ended December 31, 2021, which excludes the impact of resin pass-through lag but includes the adverse impact of customer inventory corrections, customer production slowdowns associated with COVID-19-related factors, and a slowdown in the television market in the fourth quarter of 2021.

Full Year 2021 Results vs. Full Year 2020 Results
Net sales in 2021 decreased by $20.4 million versus 2020, primarily due to lower volume and unfavorable mix associated with the previously disclosed customer product transitions in Surface Protection, partially offset by higher pricing associated with the pass-through of increased resin costs.
EBITDA from ongoing operations in 2021 decreased by $17.4 million versus 2020 primarily due to:
•A $19.4 million decrease from Surface Protection primarily related to lower sales and unfavorable mix associated with the customer product transitions ($14.8 million), lower sales and unfavorable mix for products unrelated to customer product transitions ($3.4 million), margin erosion associated with higher resin costs that occurred before the resin index pricing plan was fully implemented ($1.4 million), the pass-through lag associated with higher resin costs ($1.4 million), and higher freight expense ($1.0 million), partially offset by production efficiencies and cost savings ($1.9 million) and lower research and development spend ($0.4 million);
•A $0.1 million increase from Pottsville Packaging; and
•A $2.7 million favorable variance associated with the divestiture of Bright View Technologies at the end of 2020.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $5 million in 2022, including $3 million for productivity projects and $2 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $7 million in 2022. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of fourth quarter and full year results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Year Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	December 31,			December 31,
	2021	2020		2021	2020
Sales volume (lbs)	25,902	28,026	(7.6)%	104,569	113,115	(7.6)%
Net sales	$37,418	$34,072	9.8%	$139,978	$134,605	4.0%
Ongoing operations:
EBITDA	$6,388	$8,051	(20.7)%	$31,684	$30,645	3.4%
Depreciation & amortization	(523)	(455)	(14.9)%	(1,988)	(1,761)	(12.9)%
EBIT*	$5,865	$7,596	(22.8)%	$29,696	$28,884	2.8%
Capital expenditures	$1,320	$2,511		$5,603	$4,959
* See the attached net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Fourth Quarter 2021 Results vs. Fourth Quarter 2020 Results
Sales volume declined by 7.6% during the fourth quarter of 2021 versus the fourth quarter of 2020, primarily due to lower demand. Net sales in the fourth quarter of 2021 increased 9.8% compared to the fourth quarter of 2020, primarily due to higher selling prices from the pass-through of higher resin costs and favorable product mix, partially offset by lower sales volume. The Company believes that the pandemic-related surge in demand for flexible packaging that began in early 2020 returned to lower pre-pandemic levels during the second quarter of 2021.
EBITDA from ongoing operations in the fourth quarter of 2021 decreased by $1.7 million versus the fourth quarter of 2020 primarily due to:
•Higher raw material costs ($5.3 million), higher variable costs ($1.4 million) and lower sales volume ($1.3 million), partially offset by higher selling prices ($3.3 million) from the pass-through of higher resin costs, favorable absorption of fixed costs ($0.9 million) and lower selling, general and administration expenses ($0.3 million);
•Net favorable foreign currency translation of Real-denominated operating costs ($1.1 million); and
•Higher foreign currency transaction gains ($0.9 million) in the fourth quarter of 2021 versus the fourth quarter of 2020.

Full Year 2021 Results vs. Full Year 2020 Results
Sales volume declined by 7.6% in 2021 versus 2020, primarily due to lower demand, resin supply issues, and an equipment failure impacting production. Net sales in 2021 increased 4.0% compared to 2020, primarily due to higher selling prices from the pass-through of higher resin costs and favorable product mix, partially offset by lower sales volume.
EBITDA from ongoing operations in 2021 increased by $1.0 million versus 2020 primarily due to:
•Higher selling prices from the pass-through of higher resin costs ($11.2 million), favorable product mix ($2.0 million) and lower selling, general, and administration expenses ($0.7 million), partially offset by higher raw material costs ($12.8 million), lower sales volume ($4.9 million) and higher variable costs ($1.7 million);
•Net favorable currency translation of Real-denominated operating costs ($5.9 million);
•Higher foreign currency transaction gains ($1.2 million) in 2021 versus 2020; and
•Lower value-added tax credits received in 2021 ($0.5 million) versus 2020.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Terphane are projected to be $8 million in 2022, including $4 million for new capacity for value-added products and productivity projects and $4 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $2 million in 2022. Amortization expense is projected to be $0.4 million in 2022.
Corporate Expenses, Investments, Interest and Taxes
Corporate expenses, net, decreased $1.1 million in 2021 versus 2020, primarily due to higher transition service fees, net of corporate costs associated with the 2020 divestiture of the Personal Care Films business ($1.1 million).
Interest expense was $3.4 million in 2021 in comparison to $2.6 million in 2020, primarily due to higher average debt levels.
The effective tax rate used to compute income taxes for continuing operations in 2021 was 13.8% compared to 32.8% in 2020. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 21.9% in 2021 and 21.4% in 2020 (see also Note (f) of the Notes to Financial Tables). For an explanation of differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2021 and 2020, see Note 12 “Income Taxes” to the Consolidated Financial Statements included in Item 15 “Exhibits and Financial Statements Schedules” (“Item 15”) of the Form 10-K.
Pension expense was $14.1 million in 2021, a favorable change of $0.5 million from 2020. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the net sales and EBITDA from ongoing operations by segment statements. On February 10, 2022, Tredegar announced the initiation of a process to terminate and settle its frozen defined benefit pension plan, which could take up to 24 months to complete. In connection therewith, the Company borrowed funds under its revolving credit agreement and made a $50 million contribution to the pension plan (the “Special Contribution”) to reduce its underfunding and as part of a program within the pension plan to hedge or fix the expected future contributions that will be needed by the Company through the settlement process. The Company expects to realize income tax benefits on the Special Contribution of approximately $11 million. Administrative costs for the pension plan through the settlement process are estimated at $4 to $5 million.
As of December 31, 2021 (and before the Special Contribution), the estimated pension plan underfunding under GAAP was $69 million, comprised of investments at fair value of $245 million and a projected benefit obligation (“PBO”) of $314 million. The ultimate settlement benefit obligation may differ from the PBO, depending on market factors for buyers of pension obligations at the time of settlement. Pension expense is projected to be approximately $14 million under GAAP in 2022 and zero for calculating earnings before interest, taxes, depreciation and amortization as defined in the Company’s revolving credit agreement (“Credit EBITDA”), which is used to compute certain borrowing ratios. The Company estimates that, with the Special Contribution, there will be no required minimum contributions to the pension plan until final settlement.
Total debt was $73.0 million at December 31, 2021, compared to $134.0 million at December 31, 2020. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $42.5 million at December 31, 2021, compared to $122.2 million at December 31, 2020. The year-over-year decline in net debt of $79.7 million includes proceeds of $47.1 million from the sale of the Company’s investment in kaleo, Inc. (“kaléo”) on December 27, 2021. The Company’s revolving credit agreement allows borrowings of up to $375 million and matures in June 2024. The Company believes that its most restrictive covenant (computed quarterly) is the leverage ratio, which permits maximum borrowings of up to 4x Credit EBITDA. The Company had Credit EBITDA and a leverage ratio (calculated in the “Liquidity and Capital Resources” section of the Form 10-K of $90.0 million and 0.81x, respectively, at December 31, 2021. See Note (g) of the Notes to the Financial Tables for a reconciliation of net debt to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. In addition, the Company's current projections for its businesses could be materially affected by the highly uncertain impact of the COVID-19 pandemic. As a consequence, the Company's results could differ significantly from its projections, depending on, among other things, the ultimate impact of the pandemic on employees, supply chains, customers and the U.S. and world economies. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company’s products;
•uncertain economic conditions in countries in which the Company does business;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
~~•~~movement of pension plan assets and liabilities up through initiating hedging activities to fix underfunding amounts and assumptions thereafter relating to differences between the ultimate settlement benefit obligation and the projected benefit obligation, census data, administrative costs, the effectiveness of hedging activities and discounts required to liquidate non-public securities held by the plan;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Form 10-K. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2021 sales from continuing operations of $826 million. With approximately 2,400 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Sales	$220,986	$192,524	$826,455	$755,290
Other income (expense), net (c)(d)(h)	11,104	(3,396)	20,376	(67,294)
	232,090	189,128	846,831	687,996

Cost of goods sold (c)	178,957	143,755	649,690	558,967
Freight	7,701	6,464	28,232	25,686
Selling, R&D and general expenses (c)	21,117	24,927	81,311	92,644
Amortization of identifiable intangibles (j)	(466)	753	1,704	3,017
Pension and postretirement benefits	3,540	4,019	14,160	14,720
Interest expense	831	989	3,386	2,587
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	495	1,651	1,127	1,725
Goodwill impairment (e)	—	—	—	13,696
	212,175	182,558	779,610	713,042
Income (loss) from continuing operations before income taxes	19,915	6,570	67,221	(25,046)
Income tax expense (benefit)(c)	(1,443)	95	9,284	(8,213)
Net income (loss) from continuing operations	21,358	6,475	57,937	(16,833)
Income (loss) from discontinued operations, net of tax	(6)	(5,580)	(111)	(58,611)
Net income (loss)	$21,352	$895	$57,826	$(75,444)

Earnings (loss) per share:
Basic:
Continuing operations	$0.64	$0.19	$1.72	$(0.51)
Discontinued operations	—	(0.17)	—	(1.75)
Basic earnings (loss) per share	$0.64	$0.02	$1.72	$(2.26)
Diluted:
Continuing operations	$0.63	$0.19	$1.72	$(0.51)
Discontinued operations	—	(0.17)	—	(1.75)
Diluted earnings (loss) per share	$0.63	$0.02	$1.72	$(2.26)

Shares used to compute earnings (loss) per share:
Basic	33,628	33,421	33,563	33,402
Diluted	33,648	33,485	33,670	33,402

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net Sales
Aluminum Extrusions	$144,832	$116,145	$539,325	$455,711
PE Films	31,035	35,843	118,920	139,288
Flexible Packaging Films	37,418	34,072	139,978	134,605
Total net sales	213,285	186,060	798,223	729,604
Add back freight	7,701	6,464	28,232	25,686
Sales as shown in the Condensed Consolidated Statements of Income	$220,986	$192,524	$826,455	$755,290

EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$10,886	$13,641	$55,948	$55,137
Depreciation & amortization	(4,210)	(4,771)	(16,272)	(17,403)
EBIT (b)	6,676	8,870	39,676	37,734
Plant shutdowns, asset impairments, restructurings and other (c)	3,461	(869)	3,237	(3,506)
Goodwill impairment (e)	—	—	—	(13,696)
PE Films:
Ongoing operations:
EBITDA (b)	6,659	11,179	27,694	45,107
Depreciation & amortization	(1,582)	(1,894)	(6,263)	(6,762)
EBIT (b)	5,077	9,285	21,431	38,345
Plant shutdowns, asset impairments, restructurings and other (c)	86	(1,751)	(371)	(1,974)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	6,388	8,051	31,684	30,645
Depreciation & amortization	(523)	(455)	(1,988)	(1,761)
EBIT (b)	5,865	7,596	29,696	28,884
Plant shutdowns, asset impairments, restructurings and other (c)	32	(4)	8,439	(18)
Total	21,197	23,127	102,108	85,769
Interest income	33	1	73	44
Interest expense	831	989	3,386	2,587
Gain (loss) on investment in kaléo (d)	11,583	100	12,780	(60,900)
Loss on sale of Bright View Technologies (i)	—	(2,299)	—	(2,299)
Stock option-based compensation costs	675	394	2,495	2,161
Corporate expenses, net (c)	11,392	12,976	41,859	42,912
Income (loss) from continuing operations before income taxes	19,915	6,570	67,221	(25,046)
Income tax expense (benefit)	(1,443)	95	9,284	(8,213)
Net income (loss) from continuing operations	21,358	6,475	57,937	(16,833)
Income (loss) from discontinued operations, net of tax	(6)	(5,580)	(111)	(58,611)
Net income (loss)	$21,352	$895	$57,826	$(75,444)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Cash & cash equivalents	$30,521	$11,846
Accounts & other receivables, net	103,312	86,327
Income taxes recoverable	2,558	2,807
Inventories	88,569	66,437
Prepaid expenses & other	11,275	19,679
Current assets of discontinued operations	178	1,339
Total current assets	236,413	188,435
Property, plant & equipment, net	170,381	166,545
Right-of-use leased assets	13,847	16,037
Investment in kaléo (cost basis of $7,500)	—	34,600
Identifiable intangible assets, net (j)	14,152	18,820
Goodwill (j)	70,608	67,708
Deferred income taxes	15,723	19,068
Other assets	2,460	3,506
Non-current assets of discontinued operations	—	151
Total assets	$523,584	$514,870
Liabilities and Shareholders’ Equity
Accounts payable	$123,760	$89,702
Accrued expenses	33,104	40,741
Lease liability, short-term	2,158	2,082
Income taxes payable	9,333	706
Current liabilities of discontinued operations	193	7,521
Total current liabilities	168,548	140,752
Lease liability, long-term	12,831	14,949
Long-term debt	73,000	134,000
Pension and other postretirement benefit obligations, net	78,265	110,585
Other non-current liabilities	6,218	5,529
Shareholders’ equity	184,722	109,055
Total liabilities and shareholders’ equity	$523,584	$514,870

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$57,826	$(75,444)
Adjustments for noncash items:
Depreciation	22,080	28,940
Amortization of intangibles	1,704	3,017
Reduction of right-of-use assets	2,086	2,753
Goodwill impairment	—	13,696
Deferred income taxes	(4,944)	(16,892)
Accrued pension and postretirement benefits	14,160	14,720
Stock-based compensation expense	5,167	5,402
(Gain) loss on investment in kaléo	(12,462)	60,900
Loss on sale of divested businesses	—	52,326
Changes in assets and liabilities:
Accounts and other receivables	(16,993)	(335)
Inventories	(23,132)	(4,366)
Income taxes recoverable/payable	8,956	1,617
Prepaid expenses and other	3,612	(2,203)
Accounts payable and accrued expenses	19,835	4,045
Lease liability	(1,935)	(3,049)
Pension and postretirement benefit plan contributions	(5,687)	(12,681)
Other, net	310	1,927
Net cash provided by operating activities	70,583	74,373
Cash flows from investing activities:
Capital expenditures	(27,361)	(23,355)
Proceeds on sale of investment in kaléo	47,062	—
Proceeds from the sale of assets	4,749	—
Proceeds from the sale of businesses	—	56,236
Net cash provided by investing activities	24,450	32,881
Cash flows from financing activities:
Borrowings	75,500	162,250
Debt principal payments	(136,500)	(70,250)
Dividends paid	(16,167)	(216,049)
Debt financing costs		(693)
Other	325	(850)
Net cash used in financing activities	(76,842)	(125,592)
Effect of exchange rate changes on cash	484	(1,238)
Increase (decrease) in cash and cash equivalents	18,675	(19,576)
Cash and cash equivalents at beginning of period	11,846	31,422
Cash and cash equivalents at end of period	$30,521	$11,846

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months and the years ended December 31, 2021 and 2020 is shown below:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2021	2020	2021	2020
Net income (loss) from continuing operations as reported under GAAP[1]	$21.4	$6.5	$57.9	$(16.8)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.3	1.2	0.5	1.2
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(9.1)	(0.1)	(10.0)	47.6
Loss on sale of Bright View Technologies	—	1.8	—	1.8
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax[2]	—	—	(6.6)	—
Tax benefit associated with the release of a deferred tax valuation allowance on excess capital losses primarily due to sale of kaléo	(5.5)	—	(5.4)	—
Other	(0.9)	0.3	3.2	6.5
Goodwill impairment	—	—	—	10.5
Net income (loss) from ongoing operations[1]	$6.2	$9.7	$39.6	$50.8

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$0.63	$0.19	$1.72	$(0.51)
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.01	0.04	0.02	0.04
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.27)	—	(0.30)	1.42
Loss on sale of Bright View Technologies	—	0.05	—	0.05
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax[2]	—	—	(0.20)	—
Tax benefit associated with the release of a deferred tax valuation allowance on excess capital losses primarily due to sale of kaléo	(0.16)	—	(0.16)	—
Other	(0.03)	0.01	0.10	0.19
Goodwill impairment	—	—	—	0.32
Earnings (loss) per share from ongoing operations (diluted)	$0.18	$0.29	$1.18	$1.51
1.Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (f).
2.For more information see Note 9 “Other income (expense), net” to the Consolidated Financial Statements in Item 15 of the Form 10-K.

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key profitability metric used by the Company’s chief operating decision maker to assess segment financial performance. For more business segment information, see Note 13 in the Notes to Financial Statements in the Form 10-K.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months and the years ended December 31, 2021 and 2020 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended December 31, 2021		Year Ended December 31, 2021
(in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP feasibility study[1]	$0.3	$0.2	$0.3	$0.2
Futura intangible amortization out-of-period adjustment[6]	(0.9)	(0.7)	(0.9)	(0.7)
Vacation accrual policy change[5]	(2.9)	(2.2)	(2.9)	(2.2)
Environmental charges at Newnan, Georgia plant[3]	0.1	0.1	0.2	0.2
COVID-19-related expenses, net of relief [2]	(0.1)	(0.1)	0.1	0.1
Total for Aluminum Extrusions	$(3.5)	$(2.7)	$(3.2)	$(2.4)
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.3	$0.3	$0.4	$0.3
(Gain) losses from sale of assets, investment writedowns and other items:
Vacation accrual policy change[5]	(0.5)	(0.4)	(0.5)	(0.4)
COVID-19-related expenses[2]	0.1	0.1	0.5	0.3
Total for PE Films	$(0.1)	$—	$0.4	$0.2
Flexible Packaging Films:
(Gains) losses from sale of assets, investment writedowns and other items:
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such taxes [2,4]	$—	$—	$(8.5)	$(6.6)
COVID-19-related expenses[2]	0.1	0.1	0.1	0.1
Total for Flexible Packaging Films	$0.1	$0.1	$(8.4)	$(6.5)
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Costs, net of gain associated with the sale of the Lake Zurich manufacturing facility assets	$(0.1)	$(0.1)	$0.1	$0.1
Other restructuring costs - severance	0.2	0.1	0.2	0.1
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities and other[1]	1.6	1.3	3.9	3.1
Professional fees associated with internal control over financial reporting[1]	1.2	0.9	3.1	2.3
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	—	—	0.5	0.4
Stock compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	—	—	0.4	0.3
Transition service fees, net of corporate costs associated with the divested Personal Care Films business[2]	0.2	0.1	(0.3)	(0.2)
Vacation accrual policy change[5]	(0.4)	(0.3)	(0.4)	(0.3)
Tax benefit associated with the release of a deferred tax valuation allowance on excess capital losses primarily due to sale of kaléo[7]	—	(5.5)	—	(5.4)
Total for Corporate	$2.7	$(3.5)	$7.5	$0.4
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in "Costs of goods sold" in the condensed consolidated statements of income.
4. For more information, see Note 9 “Other income (expense), net” to the Consolidated Financial Statements in the Form 10-K.
5. For more information, see Note 6 “Accrued expenses” to the Consolidated Financial Statements in the Form 10-K.
6. Included in “Amortization of identifiable intangibles” in the condensed consolidated statements of income.
7. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.

	Three Months Ended December 31, 2020		Year Ended December 31, 2020
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP feasibility study[2]	$0.1	$0.1	$1.3	$1.0
Environmental charges at Newnan, Georgia plant[1]	0.3	0.3	0.3	0.3
COVID-19-related expenses[3]	0.5	0.3	1.9	1.4
Total for Aluminum Extrusions	$0.9	$0.7	$3.5	$2.7
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Surface Protection restructuring costs - severance	$1.6	$1.2	$1.6	$1.2
(Gain) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[3]	0.2	0.1	0.3	0.3
Total for PE Films	$1.8	$1.3	$1.9	$1.5
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities and other[2]	$0.3	$0.1	$3.5	$2.8
Professional fees associated with internal control over financial reporting and implementation of new accounting guidance[2]	1.0	0.7	2.0	1.4
Accelerated recognition of stock option-based compensation[2]	—	—	0.1	0.1
Corporate costs associated with the divested Personal Care business[2]	(0.3)	(0.2)	0.9	0.7
Allocation of changes in effective state tax rates resulting primarily from the sale of Personal Care Films[4]	—	(1.5)	—	(1.5)
Loss on sale of Bright View Technologies[3]	2.3	1.8	2.3	1.8
Write-down of investment in Harbinger Capital Partners Special Situations Fund[3]	0.1	0.1	0.4	0.3
U.S. tax on foreign branch income[4]	—	—	—	(0.6)
Stock compensation expense associated with the fair value remeasurement of awards granted at the time of the Special Dividend[2]	0.4	0.3	0.4	0.3
Total for Corporate	$3.8	$1.3	$9.6	$5.3
1. Included in “Cost of goods sold” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.
4. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.
(d) A pre-tax gain of $12.8 million on the Company’s investment in kaléo was recognized in the year ended December 31, 2021 compared to a pre-tax loss of $60.9 million in the year ended December 31, 2020 which is reported in “Other income (expense), net” in the condensed consolidated statements of income. The year of 2021 also included a receipt of a $0.3 million dividend. On December 27, 2021, the Company completed the sale of its approximate 18% ownership interest in kaléo, which resulted in Tredegar receiving total cash proceeds of $47.1 million.
(e) In the first quarter of 2020, the operations of Aluminum Extrusions’ Niles, Michigan and Elkhart, Indiana facilities (which were acquired as “AACOA” in October 2012) were expected to be severely impacted by the COVID-19 pandemic, with over 80% of the aluminum extrusions manufactured at these facilities sold to customers that make consumer durable products, such as recreational boating and power sports vehicles, and to customers serving the building and construction and automotive markets. As a result, a goodwill impairment charge of $13.7 million was recognized in Aluminum Extrusions, which represented the entire amount of goodwill associated with the acquisition of AACOA.

(f) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, and other items (which includes gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) from continuing operations as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.
Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and twelve ended December 31, 2021 and 2020 and are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended December 31, 2021	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations reported under GAAP	$19.9	$(1.5)	$21.4	(7.5)%
Losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1	0.3
(Gains) losses from sale of assets and other	(12.7)	2.8	(15.5)
Net income (loss) from ongoing operations	$7.6	$1.4	$6.2	18.4%
Three Months Ended December 31, 2020
Net income (loss) from continuing operations reported under GAAP	$6.6	$0.1	$6.5	1.5%
Losses associated with plant shutdowns, asset impairments and restructurings	1.6	0.4	1.2
(Gains) losses from sale of assets and other	4.8	2.8	2.0
Net income (loss) from ongoing operations	$13.0	$3.3	$9.7	25.4%
Year Ended December 31, 2021
Net income (loss) from continuing operations reported under GAAP	$67.2	$9.3	$57.9	13.8%
Losses associated with plant shutdowns, asset impairments and restructurings	0.7	0.2	0.5
(Gains) losses from sale of assets and other	(17.2)	1.6	(18.8)
Net income (loss) from ongoing operations	$50.7	$11.1	$39.6	21.9%
Year Ended December 31, 2020
Net income (loss) from continuing operations reported under GAAP	$(25.0)	$(8.2)	$(16.8)	32.8%
Losses associated with plant shutdowns, asset impairments and restructurings	1.6	0.4	1.2
(Gains) losses from sale of assets and other	74.3	18.4	55.9
Goodwill impairment	13.7	3.2	10.5
Net income (loss) from ongoing operations	$64.6	$13.8	$50.8	21.4%
(g) Net debt is calculated as follows:

(in millions)	December 31,	December 31,
	2021	2020
Debt	$73.0	$134.0
Less: Cash and cash equivalents	30.5	11.8
Net debt	$42.5	$122.2
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
(h)    Represents a one-time tax credit in Brazil for unemployment/social security insurance non-income taxes ("PIS/COFINS") resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax. In May 2021, the Brazil Supreme Court ruled in a leading case related to the amount of Brazilian value-added tax to exclude from the calculation of PIS/COFINS. As a result, in the second quarter of 2021, the Company recorded a pre-tax gain of $8.5 million for certain excess PIS/COFINS paid from 2003 to 2021, that included applicable interest, which the Company applied to required Brazilian federal tax payments during 2021. The pretax gain was recorded in “Other income (expense), net” in the condensed consolidated statements of income.

(i) In December 2020, the Company entered into a definitive agreement and completed the sale of Bright View Technologies. The sale did not represent a strategic shift nor did it have a major effect on the Company’s historical and ongoing operations, thus all financial information for Bright View Technologies has been presented as continuing operations within the PE Films segment.
(j) During the fourth quarter of 2021, the Company recorded an out-of-period adjustment in connection with the original valuation of intangible assets and goodwill related to the acquisition of Futura in February 2017. This adjustment resulted in a reclassification of $2.9 million from acquired customer relationship intangible assets to goodwill and a $0.9 million decrease to accumulated amortization and amortization expense as of and for the year ended December 31, 2021.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com